Exhibit 99.1

European Wax Center Announces Completion of Take-Private by General Atlantic

Stockholders to Receive $5.80 Per Share in Cash

PLANO, Texas, May 8, 2026 – European Wax Center, Inc. (the “Company” or “European Wax Center”), a leading franchisor and operator of out-of-home waxing services in the United States, today announced the successful completion of its take-private by General Atlantic, a leading global investor, in an all-cash transaction with an implied enterprise value of approximately $640 million.

With the completion of the transaction, General Atlantic acquired 100% of the outstanding shares in European Wax Center it did not already own. European Wax Center stockholders (other than affiliates of General Atlantic) are entitled to receive $5.80 in cash for each share of European Wax Center class A common stock they owned as of the closing date. European Wax Center’s class A common stock has ceased trading and will no longer be listed on the Nasdaq Stock Market.

Advisors

Moelis & Company LLC is acting as exclusive financial advisor and Ropes & Gray LLP is acting as legal counsel to the Special Committee of the European Wax Center Board of Directors. Edelman Smithfield is acting as strategic communications advisor to European Wax Center.

BofA Securities and Guggenheim Securities are acting as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to General Atlantic.

About European Wax Center, Inc.

European Wax Center, Inc. is the leading franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform approximately 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which includes more than 1,000 centers in 44 states, generated sales of $947 million in fiscal 2025. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

About General Atlantic

General Atlantic is a leading global investor with more than four and a half decades of experience providing capital and strategic support for over 885 companies throughout its history. Established in 1980, General Atlantic continues to be a dedicated partner to visionary founders and investors seeking to build dynamic businesses and create long-term value. Guided by the conviction that entrepreneurs can be incredible agents of transformational change, the firm combines a collaborative global approach, sector specific expertise, a long-term investment horizon, and a deep understanding of growth drivers to partner with and scale innovative businesses around the world. The firm leverages its patient capital, operational expertise, and global platform to support a diversified investment platform spanning Growth Equity, Credit, Energy Transition, and Sustainable Infrastructure strategies. General Atlantic manages approximately $126 billion in assets under management, inclusive of all strategies, as of December 31, 2025, with more than 900 professionals in 20 countries across five regions. For more information on General Atlantic, please visit: www.generalatlantic.com.

Contacts

Edelman Smithfield for European Wax Center

EWCIR@edelman.com

General Atlantic

Emily Japlon

media@generalatlantic.com